Distributor Agreement
Date of Execution: April 8, 2008

Party A: Suzhou Haier Information Technology Co.,Ltd.
Address: 702B, South ChuangPai Building, Haier Industrial Park, No. 1, Haier Road, Qingdao
Tel:0532-88937818
Fax:0532-88937826
E-mail:

Party B: Guangzhou Heli Information Technology Co., Ltd.
Add: Room 1118, East Tower, Time Squire,No. 30, Tianhe North Road, Guangzhou
Tel: 020-22646876
Tax: 020-22646868
E-mail:

According to "The People's Republic of China Contract Law" and other relevant legal provisions and according to electronic products distribution business practices, under the spirit of equality and mutual benefit, the principle of consistent agreement after repeated negotiation, the two parties agree on the following clauses for Haier multimedia speakers, mini-combination systems, home theater distribution issues.

I sales range
1 product range

HAIER brand multimedia speakers, mini-combination systems, home theater manufactured by Party A.

Home Theater: Independent power amplifier with surround sound home theater system, without active speaker, 2.1 speaker stand, 5.1speaker stand.

2 area range

Party A confirms Party B as general distributor in Mainland (not including Hong Kong, Macao and Taiwan). Party B accepts the authority from Party A. Party B is willing to sell these brands products from Party A in such area.

3 effective range

This agreement is valid from April 8, 2008 until April 8, 2018 only for ten years. As the negotiated sales volume varies according to the specific circumstances of each year, this agreement will be re-signed within one month before the start of each year. And next year's sales tasks will be determined. cooperation, after the expiration of agreement, If both parties has no objection to renewing the contract, the contract can be renewed and the effective period will be determined by both parties.

II Party A 's responsibility & right

1 Party A provides Party B high-quality products which are in line with national relevant provision and standards.

2 To support Party B 's marketing in such area, Party A should set a position in a specific time to support the marketing work of Party B, Party A is responsible for checking the VI marketing program of Party B, and is responsible for checking the authenticity of the reimbursement material after the promotion activity.

3 Party A is obliged to Party B to conduct regular product-related training for operational staff and technical support staff. In order to promote product sales and common development, Party A is obliged to provide sales support and cooperation to Party B during sales process.

4 Party A is obliged to provide comprehensive products technical support and after-sales maintenance information for agreed products.

5 Party A has the right to request Party B on a regular basis to provide market analysis and forecast reports in order to make a better product planning, production and sales plans.

6 During the unfinished disposing period for Party A 's inventory, Party A has the right to continue to sell products of the inventory. If Party B fails to complete the inventory audio product sales plans according to the month plan, Party A has the right to cancel its co-operation qualification.

III IParty B 's responsibility & right

1 Haier audio Shenzhen warehouse inventory disposing responsibilities:

Party B must be responsible for cleaning up audio Haier warehouse inventory specifically from April 2008 to March 2009. Inventory clean-up will be completed under the following schedule. Party A has the right to deduct the disposing inventory payment in Party B 's order payment. Party B is responsible for the products ' after sales service.

Inventory liquidation schedule	currency: RMB10,000

Time	April	May	June	July	Aug	Sept	Oct	Nov	Dec	Jan, 2009	Feb, 2009	March, 2009	total
assignment	130	10	30	30	20	10	20	40	80	30	30	10	440

2 Party B promises Sales

The sales amount during the first agreement year is RMB50 million and in accordance with the following task schedule schedule
currency: RMB10,000

month	April	May	June	July	Aug	Sept	Oct	Nov	Dec	Jan, 2009	Feb, 2009	March, 2009	total
assignment	200	220	280	350	450	500	550	550	550	600	300	450	5000

3 Party B operates under the laws and sales in the license areas. Party B has the responsibility to actively expand users the marketing area, develop secondary distributors, expand Haier brand awareness and popularity in the marketing area under the requirement of Party A in order to obtain Party A 's support in marketing, after-sales service, business training and others.

4 Party B have the right to use "Haier China multimedia speaker, mini-combination systems, home theater product distributor" to do legitimate business activities within the agreement range under Party A 's standard requirement.

5 Party B shall strictly abide by the use standard of Haier brand VI and relevant documents of designated POP standard of Party A 's marketing department. Party B shall not has any behaviour which damage Haier's brand image. Otherwise Party A has the right to cancel the general distributor qualification of Party B and reserves the right to pursue its legal obligations.

6 Haier brand audio sold by Party B must be purchased from Party A. Otherwise Party B will be punished for RMB50,000 per unit.

7 Party B is obliged to Party B to fax the periodic sales reports or E-MAIL or fax to the Party A according to Party A 's requirement.

8 In its distribution area, Party B has the right to develop secondary distributors. But such should have a rocord in Party A and strictly abide by the market price and distribution system policy.

9 Price system of products is uniformly determined by Party B. But it should report them and have the agreement from Party A. In order to ensure the expansion of market share, Party B and affiliated distributors can adjust the products' sales price according to the local market conditions. In order to avoid vicious competition, when the market price has no choice to be lower than the price offered by general distributor to provincial distributors, it should be reported them to Party A and obtain Party A 's agreement. Otherwise Party A has the right to cancel distribution qualifications.

10 Party B is obliged to provide Party A to develop more competitive products products information according to market response and the actual business needs.

11 During the term of the agreement, Party B may use Party A's trademark. But it is only for the sale of goods; Party B admitted that any patent, trademark, copyright and other industrial property rights used or included in the commodities are all belong to Party A. And Party B shall not have any objection in any way.

12 Party B is solely responsible for the planning of marketing activities and promotion. Before it goes on related activities, Party B can inform Party B to check by Telephone, E-MAIL or fax to jointly promote industrial development.

13 Party B is obliged to provide inspection and receipt of products for products provided by Party A. If there is product quality problems in the market, Party A and Party B resolves through consultation.

14 The cooperation between Party B and Part B's customers is require to operate according to law, according to Haier 's requirement. If there are any economic disputes, it's nothing with Haier.

IV Business clause

1 According to the first year's annual total sales of RMB50 million as the basic standard Party B agrees to keep the accounts of RMB500 thousand as corporate security deposit. As now it has to deal with the inventory of Party A, by mutual agreement of both party, Party B agrees to keep RMB200 thousand as cooperation security deposit in Party A‘s account. After Party B finish processing the inventory, it will deduct the remaining RMB30 thousand cooperation security deposit. If during the operation of the market Party B violate of relevant laws and regulations, Party A is entitled to deduct corporate security deposit, and reserves the right to pursue their legal obligations at the same time.

2 Party B must be entered into "product purchase and sale contracts" with Party A for each purchase and the number of the products shall not be less than 300 units for the same type per order (new products are not subject to quantitative restrictions within three months).

3 Party B shall be in cash for each purchase to take (make) delivery of goods, including: bank slip which transfer to Party A’s designated local bank account, cash (to be confirmed according to terms of payment which Party A offer to its suppliers).

4 Party A should e-mail the price list to Party B every 30 days. Party B should issue a purchase and sale contract to Party A according to its offer price within the validity period. Party A immediately issue to its suppliers after receiving the corresponding purchase orders from Party B.

5 Once Party B received the notice from Party A that finished product can be shipped, full payment must be paid to Party A not later than 7 working days. If it is over one day, Party B should pay 3/1000 of the total amount of the order to Party A as liquidated damages.

6 Party A should delivery all the goods to Party B after received the payment from Party B. Party B will sign a single storage of the goods to Party A at the same time.

7 After Party B and Party A finish settlement payment, Party A issues a legal value-added tax invoice in time according to the "product purchase and sale contract”. The name of the payment company, the demander name of "product purchase and sale contracts" and the name of value-added tax invoices demander must be consistent.

V Product warranty period

1 The products provided to Party B by Party A will be available warranty for one-year and three months. The start date is the manufacture date in the rear of the product.

2 For those products which are in the long storage of Party B or Party B’s distributors, it leads to the product to end user over the warranty period of the factory. And the end user calculates since the date he purchases and the warranty period has not reached to the state regulations, Party B should be responsible for the damage which rises from it.

3 Party A provides 1% of the total amount of orders for maintenance conditions to Party B as after sales service. The prices of spare parts will base on Party A 's supplier's products spare parts price. Party B is responsible for their own after-sales maintenance and repairs. If Party B has other demands on after sales service, Party A has the obligation,together with its supplier NIVS(HZ) Audio & Video Tech Co., Ltd. to resolve the specific problems according to the "regular product quality and after-sales service agreement protocol book "regulations signed by Party A and NIVS(HZ) Audio & Video Tech Co., Ltd. .

VI Effectiveness, termination and continue of the agreement

1 The agreement came into effect with the extension: This Agreement is valid from April 8, 2008 until April 8, 2018 only. If Party B can be strict compliance with the provisions of this Agreement within the authorization period, Party A has the priority to renew the distribution agreement with Party B for following year.

2 Termination of the Agreement: Party A has the right to terminate the agreement if any following occurs in Party B

1, Party B does not reach a mutually agreed sales targets for two consecutive months or annual sales target for three times, Party A is entitled to terminate the distribution rights of Party B, and to find the other distributors in Party B 's distribution region.

2, As a result of the unfinished task or breach of contract, Party B 's sales distribution rights have been terminated by Party A. Party B’s products must be kept under the market retail price sales by Party A. Otherwise, Party B shall indemnify Party A the loss of sales in the region, and will be pursued for law responsibility.

3 Within 60 days after termination of this Agreement, both Party A and Party B should cooperate with each other to settle all the financial, material and current accounts.

VII The intellectual property rights and confidentiality

1 Party A enjoys full copyright, trademark, patent and other intellectual property rights of its software products (including text, graphics, audio-visual, technology, etc.) and product packaging exclusive intellectual property rights.

2 Party A enjoys the exclusive right to product-related knowledge and marketing rights, whether in the contract period or after the termination of the contract are the property of Party A, Party B shall not use for other purposes other than this Agreement.

3 Both parties of this Agreement have a duty of confidentiality for the contents and the annex to this agreement. The two parties agree that during bilateral cooperation both parties can not process the purpose of this contract in any form other than their own use, be made public, published or provided to any third party, disclosure of this Agreement. Otherwise, the other party can retain the right to pursue legal responsibility.

VIII The clean and honest terms

1 Party B agree it’s shareholders of the company and its affiliates, officers and general employees shall not be for business, settlement and other matters as well as the Haier Group and Party A ‘s staff and their relatives in other units, guests, gifts, or secretly giving kickbacks, commissions, securities, in kind or other forms of benefits. Or no matter the size, Party B shall bear RMB500,000 and 30% of the total amount taken place in all business units with Haier (or a higher amount of liquidated damages shall prevail) of the penalty. Party A has the right to cancel the contract.

2 Party B agrees and promises it’s company and associated companies do not exist the case that Party A and Haier Group and other units employees hold the shares on behalf of others, and ensure the above company's shareholders, managers with Party A or the Haier Group's other units, senior management personnel and other staff do not have family ties or other special relationship. Party B agrees that it’s unit and its affiliated companies are not in any way employ Party A as well as the Haier Group's other units staff (employed or Higher Vocational Education) and its relatives in Party B or Party B's affiliated companies. Otherwise Party B shall bear RMB500,000 and 30% of the total amount taken place in all business units with Haier (a higher amount of liquidated damages shall prevail) of the penalty. Party A has the right to cancel the contract.

3 These provisions binding on both parties are permanent. It will not invalid due to the performance circumstances of the contract. If Party B take the initiative or under the circumstances mentioned actually by Party A to provide all the facts and evidence material of breach of contract, then Party A will reduce or until remove Party B's responsibility for the above breach of the contract according to the cooperation degree.

IX Force majeure terms

1 Due to natural disaster or force majeure, either party fails to perform this agreement, both parties should be exempted from all or some of its responsibilities in light of the effect of the force majeure.

2 Natural disaster and majeure of the agreement including: due to landslide, earthquake, tsunami, volcanic eruption typhoon, storm, bad weather or flood caused unexpected disaster, and

2.1 The connecting road between both parties encounters disaster or cause transportation constantly broken
2.2 international situation unforeseen event changes, or affected by war
2.3 domestic economic unforeseen even changes, revolution, insurrection, strike
2.4 government policy changes and they could affect the whole industry operating in an irregular manner
2.5 government issue orders: closedown, requisite, confiscate, demolish, embargo in accordance with the law of administration.
2.6 radioactive pollution
2.7 global materials lack
2.8 suppliers bankrupted
2.9 other items both parties or laws agree that are force majeure

X version of agreement and amendment

1 This agreement shall be provided in duplicate, each party holding one copy. with the two copies having the same legal validity.

2 This agreement includes all the contents of both parties agreed. Any amendment must be agreed in written forms. Any amendments to this contract shall become effective only by a written agreement by Party A and Party B. without any written amendment of party A and party B, the agreement contents could not be changed.

3 Parties hereto may revise or supplement through negotiation matters not mentioned herein. And sign a annex, and any annex shall be equally binding.

4 Purchasing orders, payment voucher, dunning notice, delivery bill, acceptance certificate and other business documents could inform each other by fax.

XI force of law

1. if party A or Party B finds any party that disobeys items of this agreement, or seriously disobeys business royal and law or damage common interest or other’s interest, it can terminate the agreement in written form.

2 The agreement becomes effective from the date of signing and stamping both parties, and re-sign it one month before every year. And it confirms that if sales targets of next year cannot be agreed, this agreement will terminate automatically.

3. In the process of business, as the part of agreement, any related business documents shall be equally binding.

XII This contract or dispute arises when follow the contract will be negotiated by both parties. if both parties cannot settle down then both parties agree to submit to Qingdao arbitration committee to settle down according to its arbitration rules. Meanwhile, both parties agree before signing the agreement, any business occurred disputation, both parties agree submit to Qingdao arbitration committee to settle down according to its arbitration rules.

Party A: /s/ Official Corporate Seal	Party B: /s/ Official Corporate Seal
Representative:	Representative:
Date: April 8, 2008	Date: April 8, 2008